UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 22, 2012

KIT DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street, 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +1 (646) 553-4845

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc. (the “Company”)

June 22, 2012

Item 3.02.       Unregistered Sales of Equity Securities.

On June 22, 2012, pursuant to a Securities Purchase Agreement dated as of April 12, 2012 and amended as of June 3, 2012, the Company acquired from Hyro Limited, a company incorporated and domiciled in the Commonwealth of Australia (“Hyro”), all of the outstanding capital stock of each of Hyro’s subsidiaries, including Hyro Australia Pty Ltd, Idaptive Pty Ltd, Hyro Digital Pty Ltd and Hyro Asia Limited (collectively, the “Subsidiaries”).

The purchase price at closing for the acquisition of all of the Subsidiaries’ capital stock was approximately U.S.$18.0 million and was paid through delivery of approximately U.S.$2.0 million of cash and the issuance of approximately U.S.$16.0 million in the Company’s common stock (or approximately 1.84 million shares calculated based on the agreed upon price of U.S.$8.57 per share). The assets of the acquired Subsidiaries included approximately U.S.$2.0 million in restricted and unrestricted cash. The number of shares of the Company’s common stock being paid as consideration to Hyro may be increased depending on the price of such common stock in the future.

Of the shares issued to Hyro at closing, approximately 184,000 shares of common stock are being held in an escrow account for a period of up to 12 months following the closing to cover any post-closing adjustments for working capital and losses or damages the Company may incur by reason of any misrepresentation or breach of warranty by Hyro under the Securities Purchase Agreement.

The Company issued shares of its common stock in the acquisition in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, and are subject to a contractual restriction that holders of such stock may not directly or indirectly sell shares in any day exceeding more than 25.0% of the average daily volume for the immediately preceding calendar month and the aggregate sales in any calendar quarter by such holder or owner of such common stock shall not exceed 2.0% of the Company’s total outstanding shares. The shares of common stock issued in the acquisition have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: June 28, 2012	By:	/s/ Barak Bar-Cohen
Barak Bar-Cohen Chief Executive Officer

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